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                                                                       Exhibit 5




                        Taft, Stettinius & Hollister LLP
                              1800 Star Bank Center
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957

                                 March 31, 1998


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

           Re:  The Kroll-O'Gara Company
                1996 Stock Option Plan
                ------------------------

Dear Sir or Madam:

           We have acted as counsel for The Kroll-O'Gara Company, an Ohio corporation (the "Company"), in connection with the registration of 436,000 additional shares of the Company's common stock, $.01 par value (the "Additional Shares"), which may be issued under its 1996 Stock Option Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the Additional Shares will be, when issued and sold in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of the Additional Shares.



                                          TAFT, STETTINIUS & HOLLISTER LLP